Exhibit 14


                       CODE OF BUSINESS CONDUCT AND ETHICS
                                       OF
                          NAVSTAR MEDIA HOLDINGS, INC.

INTRODUCTION

     Navstar Media Holdings, Inc. (the "Company") is committed to conducting its business in accordance with all applicable laws, rules and regulations as well as the highest standards of business conduct and ethics. Further, the Company is committed to full and accurate financial disclosure in compliance with applicable law and company policies. Therefore, the Company has enacted this Code of Business Conduct and Ethics (the "Code"), applicable to all Company directors, officers and employees, to provide guidance in recognizing and dealing with ethical issues, provide mechanisms for reporting unethical conduct, and help foster and maintain a culture of honesty and accountability throughout the Company. We expect every employee, officer and director to read and understand the Code and its application to the performance of his or her business responsibilities, and to adhere to the guidelines outlined in the Code. References in the Code to "employees" cover all employees and officers and, as applicable, directors, of the Company.

     Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of the Company. Nothing in the Code alters the at-will employment policy of the Company.

     The Code cannot possibly describe every practice or principle related to honest and ethical conduct. While the Code addresses conduct that is particularly important to proper dealings with the people and entities with which we interact, it reflects but a part of our commitment.

     Action by members of your immediate family, significant others or other persons who live in your household also may potentially result in ethical issues to the extent that they involve the Company's business. For example, acceptance of inappropriate gifts by a family member from one of our suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your immediate family members, significant others and other persons who live in your household.

     The integrity and reputation of the Company depends on the honesty, fairness and integrity brought to the job by each person associated with us. It is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code. Unyielding personal integrity is the foundation of corporate integrity.

     YOU SHOULD NOT HESITATE TO ASK QUESTIONS ABOUT WHETHER ANY CONDUCT MAY VIOLATE THE CODE, TO VOICE CONCERNS OR TO CLARIFY GRAY AREAS. SECTION 7 BELOW DETAILS THE COMPLIANCE RESOURCES AVAILABLE TO YOU. IN ADDITION, YOU SHOULD BE ALERT TO POSSIBLE VIOLATIONS OF THE CODE BY OTHERS AND REPORT SUSPECTED VIOLATIONS, WITHOUT FEAR OF ANY FORM OF RETALIATION, AS FURTHER DESCRIBED IN
SECTION 7.

     Violations of the Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, up to and including termination of employment and, in appropriate cases, civil legal action or referral for criminal prosecution.



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1.   CONFLICTS OF INTEREST

     A "conflict of interest" occurs when an individual's personal interest may interfere in any way with the performance of his or her duties or the best interests of the Company. A conflicting personal interest could result from an expectation (by you or by a member of your family) of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation (including loans or guarantees of obligations from any person or entity). A conflict situation can also arise when an employee, officer or director of the Company takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. We expect our directors, officers and employees to be free from influences that conflict with the best interests of the Company and to deal at arm's length with the Company. Even the appearance of a conflict of interest where none actually exists can be damaging and must be avoided or terminated unless, after the same is fully disclosed to the Company's Board of Directors, it is determined that the activity is not harmful to the Company or otherwise improper. Whether or not a conflict of interest exists or will exist can be unclear.

     The policy of the Company is to prohibit conflicts of interest unless specific prior authorization is obtained as described below.

     If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of the Company, you should discuss the matter with your supervisor, the Chief Executive Officer or the General Counsel. Potential conflicts of interest situations pertaining to the Chief Executive Officer, any director or any subsidiary or affiliated entity of the Company should be discussed with the office of the General Counsel. Supervisors may not authorize conflict of interest matters without first seeking the approval of the Chief Executive Officer or the General Counsel and filing with the Chief Executive Officer or the General Counsel a written description of the authorized activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Chief Executive Officer or the General Counsel. Factors that may be considered in evaluating a potential conflict of interest are, among others:

     o whether it may interfere with the employee's job performance, responsibilities or morale;

     o    whether the employee has access to confidential information;

     o whether it may interfere with the job performance, responsibilities or morale of others within the Company;

     o    any potential adverse or beneficial impact on our business;

     o any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

     o    whether it would enhance or support a competitor's position;

     o the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

     o the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

     o    the extent to which it would appear improper to an outside observer.


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     Loans to, or guarantees of obligations of, employees or their family members by the Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law, including the U.S. Sarbanes Oxley Act of 2002, and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by the Company must be approved in advance by the Board of directors, in consultation with the office of General Counsel.

2.   CORPORATE OPPORTUNITIES

     You owe a duty to the Company to advance the legitimate interests of the Company when the opportunity to do so arises. Therefore, you are prohibited from taking for yourself (or directing to a family member or a third party) business opportunities that are presented to you or discovered by you as a result of your position with the Company, or through your use of Company property or information, unless so authorized by your supervisor, the Chief Executive Officer or the General Counsel. Any situations regarding whether business opportunities of the Company are being taken from the Company or compromised in any manner and that involve the Chief Executive Officer, any director or any subsidiary or affiliated entity of the Company should be discussed with the General Counsel. If the supervisor is involved in such a situation, you should discuss the matter directly with the Chief Executive Officer or the General Counsel. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Participation in an investment or outside business opportunity that is related to our existing or proposed lines of business must be pre-approved. More generally, you are prohibited from using Company property, information or position for personal gain or competing with the Company in any way.

3.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

     Compliance with laws, rules and regulations, both in letter and in spirit, is the foundation of this Code. Compliance with laws, rules and regulations includes, but is not limited to, compliance with any insurance company laws and regulations, securities laws, antitrust laws, foreign corrupt practices laws, anti-discrimination laws, anti-harassment laws and laws against the use of controlled substances and the Company's standards, policies and procedures. Our success depends upon each employee's operating within legal guidelines and cooperating with local, national and international authorities. It is therefore essential that you understand the legal and regulatory requirements applicable to your business unit and area of responsibility. While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor, the Chief Executive Officer or the General Counsel.

     Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone's best interests to know and comply with the applicable legal and ethical obligations.

4.   DISCRIMINATION AND HARASSMENT

     The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Derogatory comments based on racial or ethnic characteristics, unwelcome sexual advances and similar behavior are prohibited, as are retaliation acts against individuals for raising claims of discrimination or harassment.


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5.   HEALTH AND SAFETY

     The Company strives to provide a safe and healthy work environment. Each of us shares the responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries, unsafe equipment and any other unsafe practices or conditions. Further, misusing controlled substances or selling, manufacturing, distributing, possessing, using or being under the influence of illegal drugs on the job is absolutely prohibited.

6.   INTERNATIONAL BUSINESS LAWS

     Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S.

     These U.S. laws, rules and regulations, which extend to all our activities outside the U.S., include:

     o The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

     o U.S. Embargoes or Sanctions Programs, which restrict or, in some cases, prohibit companies, their subsidiaries and certain employees from trading with, investing in or traveling to certain countries identified on a list that changes periodically (including, for example, Angola (partial), the Balkans, Burma (partial), Cuba, Iran, Liberia, North Korea, Sudan, Syria and Zimbabwe), specific companies or individuals, or being involved in specific activities such as certain diamond trading and proliferation activities;

     o Export Controls, which prohibit or restrict the export of goods, services and technology to designated countries, denied persons or denied entities from the U.S., the re-export of U.S. origin goods from the country of original destination to such designated countries, and the export of foreign origin goods made with U.S. technology; and

     o Anti-boycott Compliance, which prohibits U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott that is fostered or imposed by a foreign country against a country friendly to the U.S. or against any U.S. person, and requires the reporting of any boycott receipts.

     If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

7.   RECORD KEEPING AND PUBLIC REPORTING


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     The Company requires honest and accurate recording and reporting of information in compliance with all applicable laws and regulations and in all reports and documents that the Company files with or submits to the U.S. Securities and Exchange Commission and any other regulatory authorities, as well as in all other public communications made by the Company. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. By way of example, unrecorded or "off the books" funds or assets should not be maintained, only the true and actual number of hours should be reported, and business expense accounts must be documented and recorded accurately.

     We require cooperation and open communication with our internal and external auditors. It is illegal to take any action to fraudulently influence, coerce, manipulate or mislead any internal or external auditor engaged in the performance of an audit of our financial statements.

     Business records and communications sometimes become public. Accordingly, we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that may be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. Inappropriate access or modifications to, or unauthorized destruction of, accounting or other business records is prohibited. These prohibitions apply to all business records and data, regardless of whether such data and records are in written form or electronically stored.

     You are instructed to refrain from destroying or discarding any records without the prior consent of the General Counsel in the event there is outstanding a subpoena or a pending, imminent or contemplated litigation or government investigation related to the records in question. If you learn of the existence of a subpoena or a pending, imminent or contemplated litigation or government investigation involving the Company, contact the General Counsel and cease all document destruction.

     If you are requested to provide, review or certify information in connection with our disclosure controls and procedures, you must provide the requested information or otherwise respond in a full, accurate and timely manner. Moreover, even in the absence of a specific request, you should report any significant information to your supervisor, the Chief Executive Officer or the General Counsel.

8.   FAIR DEALING

     We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance and never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No unfair advantage should be taken of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

9.   GIFTS AND ENTERTAINMENT

     Business entertainment and gifts are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. Unless express permission is received from a supervisor, the Chief Executive Officer or the General Counsel, entertainment and gifts cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) excessive in value, (b) in cash, (c) susceptible of being construed as a bribe or kickback or
(d) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered "a way of doing business." Under some statutes, such as the U.S. Foreign Corrupt Practices Act (further described in Section 7), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. If you are uncertain about the appropriateness of any proposed entertainment or gifts, discuss it with your supervisor, the [President and Chief Executive Officer] or the General Counsel.


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10.  ANTITRUST

     Antitrust laws are designed to protect the competitive process. These laws generally prohibit:

     o agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;

     o agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and

     o the acquisition or maintenance of a monopoly or attempted monopoly through anti-competitive conduct.

     Certain kinds of information, such as pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

     Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor, the Chief Executive Officer or the General Counsel whenever you have a question relating to such laws.

11.  PROTECTION AND PROPER USE OF COMPANY ASSETS

     All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as office supplies, computer equipment, buildings, and products, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. Employees should be mindful of the fact that we retain the right to access, review, monitor and disclose any information transmitted, received or stored using our electronic equipment, with or without an employee's or third party's knowledge, consent or approval. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor, the Chief Executive Officer or the General Counsel.

     Misuse of Company Computer Equipment

     You may not, while acting on behalf of the Company or while using our computing or communications equipment or facilities, either:

     o access the internal computer system (also known as "hacking") or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

     o commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as "spam") in violation of applicable law, trafficking in contraband of any kind, or espionage.


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     If you receive authorization to access another entity's internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.

     Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of the Company, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact your supervisor, the Chief Executive Officer or the General Counsel.

     All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of the Company and subject to inspection, retention and review by the Company in accordance with applicable law.

12.  CONFIDENTIALITY

     One of our most important assets is our confidential information. Employees who have received or have access to confidential information should take care to keep this information confidential. All non-public information about the Company or about companies with which the Company does business is considered confidential information. Confidential information includes proprietary information such as our business and marketing plans, investing targets and strategies, investments, sales forecasts, pricing strategies, trade secrets, trademarks, copyrights, databases, records, salary information and unpublished financial data and reports, as well as any non-public information that might be of use to competitors or harmful to us, our customers, or our partners if disclosed. Confidential information also includes personally identifiable information pertaining to our employees, customers, or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners.

     Care should be taken not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any "chat room," regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and "quasi-public" areas within the Company, such as cafeterias. All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes. Unauthorized use of confidential information is prohibited and could also be illegal, resulting in civil and even criminal penalties.

     Keep in mind that, at some future date, you may be handling information protected by some other privacy policy published by us, such as our website privacy policy. In each case where that occurs, you will be required to handle that information solely in accordance with the applicable policy.

     Insider Trading

     Employees who have access to confidential (or "inside") information are not permitted to use or share that information for share trading purposes or for any other purpose except to conduct our business. To use material non-public information in connection with buying or selling securities, including "tipping" others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information. We will adopted a separate Insider Trading Policy which, when completed, can be consulted for more specific information on the definition of "material inside information" and on buying and selling our securities or securities of companies with which we do business. In the meantime, any transactions in our Company stock must be cleared by the office of our General Counsel.


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13.  MEDIA/PUBLIC DISCUSSIONS

     It is our policy to disclose material information concerning the Company to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the company will have equal access to information. All inquiries or calls from the press and financial analysts should be referred to the Chief Financial Officer whose name and contact information are available from the office of our General Counsel. We have designated our Chief Financial Officer as our official spokesperson for financial matters. We have also designated specific individuals as our official spokespersons for marketing, technical and other related information. Unless a specific exception has been made by the Chief Financial Officer, these individuals are the only people who may communicate with the press on behalf of the Company.

14.  WAIVERS

     Any waiver of this Code for executive officers (including our Chief Executive Officer, Chief Financial Officer, or directors may be authorized only by our Board of Directors and will be appropriately disclosed to shareholders as required by applicable laws, rules and regulations. If the Company is a reporting company under the U.S. Securities Exchange Act of 1934, as amended, the Company shall be required to disclose any such waiver, and the reasons therefor, in a Form 8-K within four business days. Such disclosure must be made at least annually in the case of ongoing waivers or waivers extending beyond one year.

     Waivers of this Code for any other employee may be made only by our General Counsel or Chief Executive Officer, and then only under special circumstances.

15.  COMPLIANCE STANDARDS AND PROCEDURES

     Compliance Resources

     Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Chief Executive Officer or the General Counsel.

     Potential conflicts of interest situations or usurpation of business opportunities pertaining to the Chief Executive Officer, any director or any subsidiary or affiliated entity of the Company should be discussed with the General Counsel.

     Clarifying Questions and Concerns; Reporting Possible Violations

     If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor, the Chief Executive Officer or the General Counsel. Even the appearance of impropriety can be very damaging and should be avoided.

     If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor, the Chief Executive Officer or the General Counsel, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including any termination of employment.

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     Supervisors must promptly report any complaints or observations of Code violations to the Chief Executive Officer or the General Counsel. The Chief Executive Officer or the General Counsel will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Your cooperation in the investigation will be expected.

     IF THE INVESTIGATION INDICATES THAT A VIOLATION OF THE CODE HAS PROBABLY OCCURRED, WE WILL TAKE SUCH ACTION AS WE BELIEVE TO BE APPROPRIATE UNDER THE CIRCUMSTANCES. IF WE DETERMINE THAT AN EMPLOYEE IS RESPONSIBLE FOR A CODE VIOLATION, HE OR SHE WILL BE SUBJECT TO DISCIPLINARY ACTION UP TO, AND INCLUDING, TERMINATION OF EMPLOYMENT AND, IN APPROPRIATE CASES, CIVIL ACTION OR REFERRAL FOR CRIMINAL PROSECUTION. APPROPRIATE ACTION MAY ALSO BE TAKEN TO DETER ANY FUTURE CODE VIOLATIONS.

16.  NO RIGHTS CREATED

     This Code is a statement of certain fundamental principles, policies and procedures that govern the Company's directors, officers and employees in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.

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                              Acknowledgement Form



All employees, officers and directors of the Company are required to sign this acknowledgement form at the time their employment commences and annually thereafter.

This Code describes important information regarding values and ethical behavior at the Company, and I understand that I should consult my supervisor, the Chief Executive Officer or the General Counsel regarding any questions not answered in this Code.

Since the information described here is necessarily subject to change, I acknowledge that revisions to this Code may occur. All such changes will be communicated through official notices, and I understand that revised information may supersede, modify or eliminate the existing Code.

I have received this Code and I understand that it is my responsibility to read and comply with the principles contained in this Code and any revisions made to it. I understand that by signing below, I am acknowledging that I have read this Code and any violations of this Code will be subject to disciplinary action up to and including dismissal.



NAME (printed):
                  -----------------------------------------------------

SIGNATURE:
                  -----------------------------------------------------

DATE:
                  -----------------------------------------------------



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